FIRST ALBANY REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS

ALBANY, NEW YORK, August 8, 2007– First Albany Companies Inc. (NASDAQ: FACT) reported its financial results for the second quarter ending June 30, 2007.

First Albany’s 2007 second quarter net revenues from continuing operations were $20.1 million compared to $41.2 million for the second quarter of 2006.  Excluding investment gains and losses, net revenues from continuing operations were $19.8 million, a decrease from $40.0 million in the second quarter of 2006.  For the second quarter of 2007, the Company reported a loss from continuing operations before income taxes of $4.2 million compared to a loss of $3.4 million a year ago.  The Company reported a net loss of $5.0 million, or $0.32 per diluted share, for the second quarter of 2007 compared to a net loss of $6.2 million, or $0.40 per diluted share, for the second quarter of 2006.

For the six months ended June 30, 2007, First Albany's net revenues from continuing operations were $38.8 million compared to $66.2 million for the same period in 2006. Excluding investment gains and losses, net revenues from continuing operations were $38.3 million, down 46 percent compared to the first six months of 2006. The Company reported a loss from continuing operations before income taxes of $9.0 million for the first six months of 2007 compared to a loss from continuing operations of $15.6 million for the first six months of 2006. The Company reported a net loss of $9.4 million, or $0.61 per diluted share, for the first six months of 2007 compared to a net loss of $18.4 million, or $1.20 per diluted share, for the same period in 2006.

Business Highlights
•
The Company announced on May 14th that it will receive a $50 million equity investment from an affiliate of MatlinPatterson Global Opportunities Partners II.  The Company believes this capital investment will provide it with additional resources to accelerate its growth, build on its investment product and services strengths, and better meet the needs of its clients.   The transaction is currently expected to close in the third quarter of 2007.

•	The Company currently expects that the sale of its Municipal Capital Markets Group to DEPFA BANK plc, will be completed in the third quarter of 2007.
•	Descap reported a strong quarter with net revenues up 49.0 percent compared to the first quarter of 2007.
•	FA Technology Ventures invested $6.6 million in three follow-on investments during the second quarter of 2007.
•	The Company announced in June that it discontinued operations in its Fixed Income Middle Markets Division following the departure of the employees in the group.

“We expect to close in the third quarter the last two pieces of our corporate restructuring, “said Peter McNierney, President and CEO.   “We anticipate that post these closings the company will be debt-free and have $50 million in growth capital to build a strong middle-market investment banking platform.”

FIRST ALBANY REPORTS Q2 ‘07 FINANCIAL RESULTS, continued

The following table presents the impact of significant items during the period:

	Three Months Ended June 30		Six Months Ended June 30
(Dollars in Thousands)	2007	2006	2007	2006
Loss from continuing operations before taxes (GAAP)	$(4,242)	$(3,448)	$(9,043)	$(15,619)
Employee severance and retention costs	194	4,926	118	6,811
Investment losses (gains)	(266)	(1,196)	(505)	4,947
Legal settlements		939		939
Office consolidation costs	-	67	-	744
Debt refinancing costs	-	-	-	935
	$(4,314)	$1,288	$(9,430)	$(1,243)

The amounts shown as totals in the table above are non-GAAP financial measures.  See the paragraph below captioned “Non-GAAP Financial Measures” for additional information.

Net Revenues

Investment Banking
Investment Banking reported net revenue of $9.1 million compared to $18.2 million for the second quarter of 2006, a decrease of 50 percent.  For the six months ended June 30, 2007, Investment Banking net revenue was $16.6 million compared to $30.1 million for the same period in 2006, a decrease of 45 percent.

•
Equity investment banking net revenue was $1.9 million for the second quarter of 2007 which represented a decrease of 82 percent from a record quarter in the second quarter of 2006.  During the quarter the Company acted as a manager on three public offerings, a placement agent on one private transaction, and as an advisor on one transaction.  For the six months ended June 30, 2007, Equity Investment Banking net revenue was $4.1 million compared to $18.9 million for the same period in 2006.

•
Fixed Income investment banking net revenue was $7.2 million for the second quarter of 2007, a decrease of 6 percent or $0.4 million compared to the second quarter of 2006. The decrease was driven by a reduction in Public Finance net revenue of $0.7 million partly offset by an increase in Descap investment banking net revenue of $0.3 million.  For the six months ended June 30, 2007, Fixed Income Investment Banking net revenue was $12.4 million compared to $11.2 million for the same period in 2006.

Institutional Sales & Trading
Institutional Sales & Trading net revenue was $10.6 million for the second quarter of 2007 compared to $21.2 million for the second quarter of 2006, a decrease of 50 percent.  For the six months ended June 30, 2007, Institutional Sales & Trading net revenue was $21.5 million compared to $40.8 million for the same period in 2006.

•
Equity sales & trading net revenue for the second quarter of 2007 was $3.0 million compared to $9.2 million for the second quarter of 2006, a decrease of 68 percent.  Continued declines in customer activity for both listed and NASDAQ desks drove the decline in net revenues.  For the six months ended June 30, 2007, Equity Sales and Trading net revenue was $8.0 million compared to $20.3 million for the same period in 2006.

•
Descap sales and trading net revenue declined 58 percent to $3.6 million for the second quarter of 2007 compared to a strong second quarter in 2006 that was attributable to several large block customer trades.  For the six months ended June 30, 2007, Descap sales and trading net revenue was $6.2 million compared to $11.8 million for the same period in 2006.

•
Municipal sales & trading net revenue of $4.1 million for the second quarter of 2007 increased 16 percent compared to the second quarter of 2006.  For the six months ended June 30, 2007, Municipal sales & trading net revenue was $7.3 million compared to $8.6 million for the same period in 2006.

Other
Other net revenue decreased $0.9 million for the second quarter of 2007 compared to the same period in 2006, due primarily to a reduction in Investment Gains (Losses).  For the six months ended June 30, 2007, other net revenues were $2.2 million, an increase of $6.3 million as compared to a loss of $4.1 million for the same period in 2006 due primarily to investment losses related to the decline in value of the Company's investment portfolio.

Expenses

•
Non-interest operating expenses of $24.3 million for the second quarter of 2007 decreased 45 percent or $20.3 million from the second quarter of 2006 primarily due to the decline in compensation expense.  For the six months ended June 30, 2007, non-interest operating expenses decreased $33.9 million, or 42 percent, to $47.8 million.

•
Compensation and benefits expenses in the second quarter of 2007 were $16.4 million compared to $33.6 million for the second quarter of 2006, a decrease of $17.2 million or 51 percent.  The decrease was driven primarily by declines in incentive related compensation and headcount. Average full time headcount for continuing operations during the second quarter of 2007 was 255 down 22 percent compared to the prior year period.  Compensation and benefits for the first six months of 2007 was $30.9 million compared to $59.9 million for the year ago period.

•
Non-compensation expenses declined 28 percent or $3.1 million to $8.0 million for the second quarter of 2007 primarily as a result of reduced clearing and settlement and legal expenses. For the first six months of 2007, non-compensation expenses were $16.9 million compared to $21.9 million for the same period in 2006.

•
The Company did not recognize any income tax benefit for the second quarter 2007 and 2006 due to the valuation allowance recorded related to the Company’s deferred tax asset.   The valuation allowance was recorded as a result of uncertainties as to the realization of the deferred tax asset after weighing all positive and negative evidence, including the Company’s history of cumulative losses over at least the past three years and the difficulty of forecasting future taxable income.

FIRST ALBANY REPORTS Q2 ‘07 FINANCIAL RESULTS, continued

First Albany Companies
Operational Highlights
(Unaudited)
	Three Months Ended June 30			Six Months Ended June 30
	2007	2006	2007 V 2006	2007	2006	2007 V 2006
(Dollars in Thousands)
Net Revenues:

Equities	$4,840	$19,763	-76%	$12,121	$39,194	-69%
Fixed Income	14,216	19,440	-27%	24,525	31,061	-21%
Other	1,045	1,970	-47%	2,157	(4,102)	153%

Total	$20,101	$41,173	-51%	$38,803	$66,153	-41%

Pre-Tax Operating Income (Loss):

Equities	$(3,704)	$1,688	-319%	$(6,089)	$3,767	-262%
Fixed Income	2,523	3,715	-32%	3,689	3,750	-2%
Other	(3,061)	(8,851)	65%	(6,643)	(23,136)	71%

Total	$(4,242)	$(3,448)	-23%	$(9,043)	$(15,619)	42%

Capital Markets (Fixed Income & Equities)

	Three Months Ended June 30			Six Months Ended June 30
	2007	2006	2007 V 2006	2007	2006	2007 V 2006
(Dollars in Thousands)
Net Revenues:

Institutional Sales & Trading
Equities	$2,963	$9,225	-68%	$7,979	$20,344	-61%
Fixed Income	7,637	11,957	-36%	13,492	20,407	-34%

Total Institutional Sales & Trading	10,600	21,182	-50%	21,471	40,751	-47%

Investment Banking
Equities	1,857	10,534	-82%	4,109	18,854	-78%
Fixed Income	7,244	7,666	-6%	12,441	11,239	11%

Total Investment Banking	9,101	18,200	-50%	16,550	30,093	-45%

Net Interest/Other Income	(645)	(179)	-260%	(1,375)	(589)	-133%

Total Net Revenues	$19,056	$39,203	-51%	$36,646	$70,255	-48%

Note: Does not include Discontinued Operations

FIRST ALBANY REPORTS Q2 ‘07 FINANCIAL RESULTS, continued

Other Matters
MatlinPatterson Transaction
On May 14, 2007, the Company entered into an investment agreement pursuant to which it agreed to issue and sell to MatlinPatterson FA Acquisition LLC, 33,333,333 shares of common stock of the Company, subject to upward adjustment as described in the investment agreement, for an aggregate cash purchase price of $50 million.  Upon the consummation of the transaction, the Company will sell and issue shares of its common stock expected to represent, after the closing, between 70% and 75% of its outstanding common stock (between 60% and 65% on a fully-diluted basis), based on the number of shares currently outstanding, and after giving effect to an increase in the number of purchased shares that may result from the adjustment provisions of the investment agreement and which may further increase the number of purchased shares.  The transaction is currently expected to close in the third quarter of 2007.

Shareholders’ Equity
Shareholders’ equity as of June 30, 2007 was $43.8 million, compared to $48.1 million at March 31, 2007.  Book value per share as of June 30, 2007 was $2.80, as compared to $3.11 at March 31, 2007.

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures.  In the table under the caption “Business Highlights”, the Company has utilized a non-GAAP calculation of operating income that is adjusted to aid in understanding and analyzing our financial results in the second quarter of 2007.   The Company believes that these non-GAAP measures will allow for a better evaluation of the operating performance of our business.  Our reference to these measures should not, however, be considered a substitute for results that are presented in a manner consistent with GAAP.

About First Albany
First Albany Companies Inc. (NASDAQ:FACT) is an independent investment bank that serves the institutional market, state and local governments and the growing corporate middle market by providing clients with strategic, research-based investment opportunities, as well as advisory and financing services. First Albany offers a diverse range of products through its Equities and Municipal Capital Markets divisions, as well as through Descap Securities Inc., its MBS/ABS trading subsidiary, and FA Technology Ventures Inc., its venture capital division. First Albany maintains offices in major business and commercial markets.

###

This press release contains "forward-looking statements."  These statements are not historical facts but instead represent the Company's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control. The Company's forward-looking statements are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and acceptance of the Company's services within those markets and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission.  It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in its forward-looking statements.   You are cautioned not to place undue reliance on these forward-looking statements.  The Company does not undertake to update any of its forward-looking statements.

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FIRST ALBANY REPORTS Q2 ‘07 FINANCIAL RESULTS, continued

FIRST ALBANY COMPANIES INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
(In thousands of dollars except for per share amounts and shares outstanding)	2007	2006	2007	2006
Revenues:
Commissions	$1,269	$3,250	$3,022	$6,721
Principal transactions	9,492	17,686	18,348	34,048
Investment banking	8,882	18,640	16,472	30,364
Investment gains (losses)	266	1,196	505	(4,947)
Interest	4,046	3,764	7,609	6,943
Fees and other	457	815	912	1,433
Total revenues	24,412	45,351	46,868	74,562
Interest expense	4,311	4,178	8,065	8,409
Net revenues	20,101	41,173	38,803	66,153
Expenses (excluding interest):
Compensation and benefits	16,365	33,568	30,918	59,864
Clearing, settlement and brokerage costs	911	1,732	2,164	3,376
Communications and data processing	2,551	2,932	5,313	5,791
Occupancy and depreciation	1,938	2,270	3,966	5,055
Selling	1,253	1,576	2,460	3,364
Other	1,325	2,543	3,025	4,322
Total expenses (excluding interest)	24,343	44,621	47,846	81,772
Loss before income taxes	(4,242)	(3,448)	(9,043)	(15,619)
Income tax expense (benefit)	149	-	149	-
Loss from continuing operations	(4,391)	(3,448)	(9,192)	(15,619)
Loss from discontinued operations, (net of taxes) (see “Discontinued Operations” note)	(587)	(2,726)	(248)	(3,200)
Loss before cumulative effect of change in accounting principal	(4,978)	(6,174)	(9,440)	(18,819)
Cumulative effect of accounting change, (net of taxes $0 in 2006)(see Benefit Plans” note)	-	-	-	427
Net loss	$(4,978)	$(6,174)	$(9,440)	$(18,392)

Per share data:
Basic earnings:
Continued operations	$(0.28)	$(0.22)	$(0.59)	$(1.02)
Discontinued operations	(0.04)	(0.18)	(0.02)	(0.21)
Cumulative effect of accounting change	-	-	-	0.03
Net loss	$(0.32)	$(0.40)	$(0.61)	$(1.20)
Diluted earnings:
Continued operations	$(0.28)	$(0.22)	$(0.59)	$(1.02)
Discontinued operations	(0.04)	(0.18)	(0.02)	(0.21)
Cumulative effect of accounting change	-	-	-	0.03
Net loss	$(0.32)	$(0.40)	$(0.61)	$(1.20)
Weighted average common and common equivalent shares outstanding:
Basic	15,712,598	15,402,424	15,609,260	15,390,043
Diluted (a)	15,712,598	15,402,424	15,609,260	15,390,043

(a) For the three and six months ended June 30, 2007, $0.2 million and $0.3 million, respectively, and for the three and six months ended June 30, 2006, $0.4 million and $0.3 million, respectively, common equivalent shares were excluded from the computation of dilutive earnings per share because they were anti-dilutive.

FOR ADDITIONAL INFORMATION
PLEASE CONTACT:

C. Brian Coad
Chief Financial Officer
First Albany Companies
212.273.7120
518.447.8500